UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 4, 2011

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 4, 2011, SBA Communications Corporation (the “Company”) held its 2011 Annual Meeting of Shareholders. At the 2011 Annual Meeting of Shareholders, the shareholders voted on (i) the election of two director nominees (Proposal 1), (ii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2011 fiscal year (Proposal 2), (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3), (iv) the approval, on an advisory basis, of the frequency of the shareholder vote on the compensation of the Company’s named executive officers (Proposal 4), and (v) the approval of an amendment to the 2008 Employee Stock Purchase Plan modifying the class of eligible employees and making other technical amendments (Proposal 5). The results of the votes are set forth below.

Proposal 1

The shareholders voted in favor of the election of the following director nominees as Class III directors for a term of office expiring at the 2014 Annual Meeting of Shareholders and, in each case, until his successor is duly elected and qualified.

	For	Withheld	Broker Non-Vote
Steven E. Bernstein	98,062,010	2,491,365	9,038,285
Duncan H. Cocroft	99,882,565	670,810	9,038,285

Proposal 2

The shareholders voted in favor of ratification of the appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2011 fiscal year.

For	Against	Abstain	Broker Non-Vote
107,706,004	1,846,714	38,942	—

Proposal 3

The shareholders voted in favor of approving, on an advisory basis, the compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Vote
99,651,039	852,336	50,000	9,038,285

Proposal 4

The shareholders voted in favor of a frequency of every year for a shareholder vote on the compensation of the Company’s named executive officers.

3 Years	2 Years	One Year	Abstain	Broker Non-Vote
42,803,919	1,529,911	56,123,193	96,352	9,038,285

Proposal 5

The shareholders voted in favor of approving the amendment to the 2008 Employee Stock Purchase Plan.

For	Against	Abstain	Broker Non-Vote
100,269,858	214,424	69,093	9,038,285

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: May 10, 2011